SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. __)

Filed by the Registrant                       [X]
Filed by a party other than the Registrant    [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement           [ ]  Confidential, for Use of the
[X]  Definitive Proxy Statement                 Commission Only (as permitted by
[ ]  Definitive Additional Materials            Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

           ----------------------------------------------------------
                      Fair, Isaac and Company, Incorporated

           ----------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)     Title of each class of securities to which transactions applies:

(2)     Aggregate number of securities to which transactions applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)     Proposed maximum aggregate value of transaction:

(5)     Total fee paid:

        [ ]      Fee paid previously with preliminary materials.

        [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)     Amount previously paid:

(2)     Form, Schedule or Registration Statement No.:

(3)     Filing party:

(4)     Date filed:

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                February 1, 2000

To the Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders of Fair, Isaac and Company, Incorporated (the "Company") will be held at 9:30 A.M., P.S.T., on Tuesday, February 1, 2000, at Fair, Isaac's Conference Center, 111 Smith Ranch Road, San Rafael, California, for the following purposes:

1.       To  elect   directors  to  serve  until  the  2001  Annual  Meeting  of
         Stockholders and thereafter until their successors are elected and qualified.

2. To approve the adoption of the proposed Employee Stock Purchase Plan dated November 19, 1999, as described in the accompanying Proxy Statement.

3. To approve amendments to the Company's 1992 Long-term Incentive Plan as described in the accompanying Proxy Statement.

4.       To ratify the appointment of the independent auditors of the Company.

5. To transact such other business as may properly come before the meeting or any adjournment thereof.

All of the above matters are more fully described in the accompanying Proxy Statement. Only stockholders of record at the close of business on Friday, December 3, 1999, are entitled to notice of and to vote at the meeting or any postponement or adjournment thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the Company's offices, 111 Smith Ranch Road, San Rafael, California, at least 10 days before the meeting.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she returned a proxy.

                                   Sincerely,

                                   Peter L. McCorkell
                                   Executive Vice President and Secretary

San Rafael, California
December 30, 1999

--------------------------------------------------------------------------------
Your Vote is Important. In order to assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope (to which no postage need be affixed if mailed in the United States).

Proxy Statement

     This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of Fair, Isaac and Company, Incorporated (the "Company") of proxies to be used at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Tuesday, February 1, 2000, and any postponement or adjournment thereof. A copy of the Company's Annual Report to Stockholders for the fiscal year ended September 30, 1999, which includes the Company's financial statements as of September 30, 1999, accompanies this Proxy Statement. Stockholders may obtain a copy of the Company's Annual Report on Form 10-K and a list of the exhibits thereto without charge by written request to Peter L. McCorkell, Corporate Secretary, 200 Smith Ranch Road, San Rafael, CA 94903. This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about December 30, 1999.

Proxy Solicitation

     The shares represented by the proxies received pursuant to this solicitation and not revoked will be voted at the Annual Meeting. A stockholder who has given a proxy may revoke it by giving written notice of revocation to the Secretary of the Company or by giving a duly executed proxy bearing a later date. Attendance in person at the Annual Meeting does not of itself revoke a proxy; however, any stockholder who does attend the Annual Meeting may revoke a proxy previously submitted by voting in person. Subject to any such revocation, all shares represented by properly executed proxies will be voted in accordance with specifications on the enclosed proxy. If no such specifications are made, proxies will be voted FOR the election of the ten nominees for director listed in this Proxy Statement, FOR the adoption of the proposed Employee Stock
Purchase Plan, FOR the proposed amendments to the Company's 1992 Long-term Incentive Plan and FOR the ratification of the appointment of KPMG LLP as the Company's auditors for the current fiscal year.

     The Company will bear the expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby and will reimburse banks, brokerage firms and nominees for their reasonable expenses in forwarding solicitation materials to beneficial owners of shares held of record by such banks, brokerage firms and nominees. In addition to the solicitation of proxies by mail, officers and regular employees of the Company may communicate with stockholders either in person or by telephone for the purpose of soliciting such proxies; no additional compensation will be paid for such solicitation. The Company has retained Skinner & Co. to assist in the solicitation of proxies at a cost of $3,500 plus normal out-of-pocket expenses.

Outstanding Shares and Voting Rights

     Only stockholders of record at the close of business on December 3, 1999 (the "record date") are entitled to notice of and to vote at the Annual Meeting. At the close of business on the record date, there were 14,065,557 shares of the Company's Common Stock, $0.01 par value (the "Common Stock"), issued and outstanding, excluding 282,174 shares of Common Stock held as treasury stock by the Company. The shares held as treasury stock are not entitled to be voted. Each share of Common Stock is entitled to one vote with respect to each matter to be voted on at the Annual Meeting subject to the provisions regarding cumulative voting in the election of directors as described below. A plurality of the votes cast is required for the election of the ten nominees for director listed in this Proxy Statement, and the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote is required to (a) adopt the Employee Stock Purchase Plan, (b) adopt the amendments to the Company's 1992 Long-term Incentive Plan, and (c) ratify the appointment of KPMG LLP as the Company's auditors for the current fiscal year. Abstentions with respect to any matter are treated as shares present or represented by proxy and entitled to vote on that matter and thus have the same effect as negative votes. Broker non-votes and other circumstances in which proxy authority has been withheld do not constitute abstentions.

     In the election of the directors, each stockholder is entitled to one vote per share multiplied by the number of directors to be elected, and the stockholder may cast all of such votes for a single candidate or may distribute them among the number of directors to be voted for, or for any two or more of them as the stockholder may see fit; provided, however, that no stockholder shall be entitled so to cumulate votes unless such candidate's or candidates' names have been placed in nomination prior to the voting and the stockholder has given notice at the meeting prior to the voting of the stockholder's intention to cumulate votes. If any one stockholder has given such notice, all stockholders may cumulate their votes for candidates in nomination. The persons authorized to vote shares represented by executed proxies in the enclosed form (if authority to vote for the election of directors is not withheld) will have full discretion and authority to vote cumulatively and to allocate votes among any or all of the Board of Directors' nominees as they may determine or, if authority to vote for a specified candidate or candidates has been withheld, among those candidates for whom authority to vote has not been withheld.

Election of Directors
Nominees

     There are currently ten directors. The Board of Directors has nominated the following persons, all of whom currently are serving as directors, for election as directors to serve until the 2001 Annual Meeting of Stockholders and thereafter until their respective successors are duly elected and qualified.

     A. George Battle, Director. Mr. Battle was elected a director in August 1996. From 1968 until his retirement in 1995, Mr. Battle was an employee and then partner of Arthur Andersen and Andersen Consulting. Mr. Battle's last position at Andersen Consulting was Managing Partner, Market Development. In that role he was responsible for Andersen Consulting's worldwide industry activities, its Change Management and Strategic Services offerings, and worldwide marketing and advertising. He served as a Presidential Exchange Executive with the United States Department of Health, Education and Welfare during 1975-1976. Mr. Battle is a Senior Fellow of the Aspen Institute and a director of Ask Jeeves, Inc.; PeopleSoft, Inc.; Barra, Inc.; Masters Select Equity Mutual Fund and Masters Select International Mutual Fund. Further, he is past President of the Board of Trustees of the Berkeley Repertory Theatre, Chairman of the Board of the Head Royce School and a national trustee of the Marcus A. Foster Educational Institute. Mr. Battle received a degree in Economics from Dartmouth College and an M.B.A. from the Stanford University Business School. Mr. Battle is 55 years old.

     Tony J. Christianson, Director. Mr. Christianson was elected a director in November 1999. Since its founding in 1980, Mr. Christianson has been a Managing Partner of Cherry Tree Investments, Inc., a private equity investment firm focused on application service providers, education businesses and information technology services companies. He is also a director of Fourth Shift Corporation; Peoples Education Holding, Inc.; Transport Corp. of America; TRO Learning, Inc.; AmeriPride Services, Inc.; Dolan Media Company and Capella Education Company. Mr. Christianson also serves as the chair of Adam Smith Company, a closely held investment company. He holds a B.S. in Economics and Accounting from St. John's University of Collegeville, Minnesota and an M.B.A. from the Harvard Business School. Mr. Christianson is 47 years old.

     Thomas G. Grudnowski, Director, President and Chief Executive Officer. Mr. Grudnowski joined the Company on December 2, 1999, as the Company's President and Chief Executive Officer. He was elected a director by the Board effective that date to fill the vacancy created by Larry E. Rosenberger's resignation as a director. Since 1972 he was employed by Andersen Consulting. He was named a partner in 1983 and in his last position at Andersen Consulting he was Managing Partner in charge of Andersen's line-of-business eCommerce ventures. He holds a B.S. in Mathematics and Accounting from St. John's University in Collegeville, Minnesota. Mr. Grudnowski is 49 years old.

     H. Robert Heller, Director and Executive Vice President. Dr. Heller was elected a director in February 1994 and an Executive Vice President of the Company in September 1996. He was President of International Payments Institute from December 1994 to September 1996. He was President and Chief Executive Officer of Visa U.S.A., Inc. from 1991 to 1993, and an Executive Vice President of Visa International from 1989 to 1991. He served as a member of the Board of Governors of the Federal Reserve System from 1986 to 1989. Prior to that, Dr. Heller held positions with the Bank of America and the International Monetary Fund and taught economics at the University of California, Los Angeles, and the University of Hawaii. He holds an M.A. in Economics from the University of Minnesota and a Ph.D. in

Economics from the University of California, Berkeley. Dr. Heller is 59 years old.

     Guy R. Henshaw, Director. Mr. Henshaw was elected a director in February 1994. He is currently Managing Director of Henshaw, Vierra, LLC, a strategy and management consulting firm. He also serves as a director of Systems LLC, a private company. From November 1992 to April 1996 he was Chairman of Payday, The Payroll Company, and was its Chief Executive Officer from March 1993 to April 1996. He served as a Director of Payday from 1989 to 1996. From 1984 to 1992 he was President, Chief Financial Officer and a Director of Civic BanCorp and Treasurer and a Director of the CivicBank of Commerce. Prior to that, Mr. Henshaw held positions with the Bank of America and Security National Bank. He holds a B.A. in Economics from Ripon College and an M.B.A. from the Wharton School of Business at the University of Pennsylvania. Mr. Henshaw is 53 years old.

     David S. P. Hopkins, Director. Dr. Hopkins was elected a director in August 1994. He is Director of Health Information Improvement at the Pacific Business Group on Health, a non-profit coalition of 32 large private and public sector employers. From January 1995 until January 1996, he was an independent consultant in health care. Prior to that, he was Vice President, Client Services and Corporate Development of International Severity Information Systems, Inc., a medical severity indexing software and consulting firm. From 1971 to 1993 he held a number of senior management positions at Stanford University and its University Hospital, Medical Center and Medical School. A graduate of Harvard University, he earned both his Ph.D. in operations research and his M.S. in statistics at Stanford University. Dr. Hopkins is 56 years old.

     Robert M. Oliver, Chairman of the Board of Directors. Dr. Oliver has been a director of the Company since December 1986 and was elected Chairman of the Board in January 1996. He was a Professor of Engineering Science in the College of Engineering, University of California, Berkeley, from 1960 until his retirement in January 1993. He is also a Director, Trustee and Chairman of the Board of the AnSer Corporation of Arlington, Virginia, and is a former member and President of the Board of Directors of the Berkeley Repertory Theater. He received his Ph.D. in Physics and Operations Research from the Massachusetts Institute of Technology in 1957, following a year as a Fulbright Scholar at the University of London. He has served as the President of the Operations Research Society of America and was the recipient of the Lanchester Prize, the senior award in the field of Operations Research. Dr. Oliver is 68 years old.

     Robert D. Sanderson, Director. Dr. Sanderson was elected a director in March 1977. He was employed by the Company from 1969 until his retirement in December 1998. He was elected a Vice President in May 1974, a Senior Vice President in June 1983, and an Executive Vice President in January 1985 and served as Chief Operating Officer from February 1989 through July 1995. He received a B.S. degree in Mathematics at Cornell University and an M.S. and a Ph.D. in Industrial Engineering and Operations Research from the University of California, Berkeley. Dr. Sanderson is 56 years old.

     Margaret L. Taylor, Director. Ms. Taylor was elected a director in December 1999. Ms. Taylor is currently the chief executive officer of Venture Builders, LLC which provides a variety of services to startup businesses. From 1989 until January 1999, she was a Senior Vice President of PeopleSoft, Inc., a developer of enterprise client/server application software products. At PeopleSoft her responsibilities included customer services, application development and corporate operations. Prior to 1989, Ms. Taylor held a number of positions at The Hibernia Bank and Bank of California, N.A. She holds a B.A. in Psychology and Communications from Lone Mountain College in San Francisco. Ms. Taylor is 48 years old.

     John D. Woldrich, Director and Executive Vice President. Mr. Woldrich joined the Company in 1972 and was elected a director in December 1983. Mr. Woldrich was named a Vice President in December 1977 and a Senior Vice President in June 1983. Since January, 1985 he has been an Executive Vice President. Mr. Woldrich is currently the head of the Company's International, Alliances and Analytics unit. He served as Company's Chief Operating Officer from 1995 to
November, 1999. Prior to 1995, Mr. Woldrich was in charge of the Company's Marketing and New Business Development Division. Mr. Woldrich has a B.S. in Electrical Engineering from the University of Santa Clara and an M.B.A. from the

Wharton School of Business at the University of Pennsylvania. Mr. Woldrich is 56 years old.

     If any nominee is unable or declines to serve (a contingency which the Company does not now foresee), the proxies in the accompanying form will be voted for any nominee who may be nominated by the present Board of Directors to fill such vacancy or the size of the Board may be reduced accordingly.

     Officers are elected at the first meeting of the Board of Directors following the Annual Meeting of Stockholders at which the directors are elected and serve until their successors are elected and qualified. There are no family relationships between any of the directors, nominees for director and any executive officer.

Board and Committee Meetings

     During fiscal 1999, the Company had standing audit and compensation committees of the Board of Directors. A standing nominating committee was designated on November 19, 1999.

     The audit committee  consists of A. George Battle, Guy R. Henshaw and David
S. P. Hopkins. The audit committee monitors the effectiveness of the audit conducted by the Company's independent auditors and of the Company's internal financial and accounting controls, and reports its findings to the Board of Directors. The committee meets with management and the independent auditors as may be required. The independent auditors have full and free access to the audit committee without the presence of management. The audit committee held six meetings during fiscal 1999.

     The compensation committee consists of Guy R. Henshaw and A. George Battle. This committee determines all aspects of the compensation of the Company's executive officers. This Committee also administers the Company's 1992 Long-term Incentive Plan. The compensation committee held eight meetings in fiscal 1999 (four of which were telephonic meetings).

     The nominating committee consists of David S.P. Hopkins, A. George Battle and Robert M. Oliver. This committee is responsible for identifying appropriate candidates for election to the Board.

     During the past fiscal year, there were four regular meetings and five special meetings (two of which were telephonic meetings) of the Board of Directors. Each incumbent director attended more than 75 percent of the aggregate number of all board meetings and meetings of committees on which he served during fiscal 1999.

Stock Ownership

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of December 3, 1999, by (i) each of the Company's directors and nominees for director, (ii) each of the executive officers named in the Summary Compensation Table below, (iii) all executive officers and directors of the Company as a group, and (iv) each person known to the Company who beneficially owns more than 5% of the outstanding shares of its Common Stock. The number of shares shown for each of Inger J. Fair, Christian Fair, Ellen I. Fair and Erik E. Fair includes the same 1,257,996 shares held in trust as described in footnote 4 to the table.

Stock Ownership Table
Directors, Nominees, Executive Officers                                     Beneficial Ownership(1)
                                                                            ---------------------

and 5% Stockholders                                                    Number                    Percent(2)
-----------------------------------------------------------------------------------------------------------
Judith W. Isaac(3)                                                     1,599,860                     11.4%
     5 Capilano Drive
     Novato, CA 94947

Inger J. Fair(4),(5)                                                   1,304,826                      9.3%
     200 Smith Ranch Road
     San Rafael, CA 94903

Erik E. Fair(4)                                                        1,388,252                      9.9%
     200 Smith Ranch Road
     San Rafael, CA 94903

Ellen I. Fair(4)                                                       1,363,738                      9.7%
     200 Smith Ranch Road
     San Rafael, CA 94903

Christian Fair(4),(6),(8)                                              1,344,515                      9.6%
     200 Smith Ranch Road
     San Rafael, CA 94903

Peter L. McCorkell, Lennox L. Vernon                                     814,863                      5.8%
and James R. Schoeller, Trustees for
     Fair Isaac Employee Stock Ownership Trust
     200 Smith Ranch Road
     San Rafael, CA 94903

Thomas G. Grudnowski(7)                                                   40,000                         *
Larry E. Rosenberger(8),(9)                                              266,614                      1.9%
John D. Woldrich(8),(10)                                                 134,096                         *
Patrick G. Culhane(8),(11)                                                25,331                         *
Kenneth M. Rapp(8),(12)                                                   22,989                         *
H. Robert Heller(8),(13)                                                  76,277                         *
A. George Battle(14)                                                       8,733                         *
Tony J. Christianson                                                           0                         *
Guy R. Henshaw(15)                                                        20,500                         *
David S. P. Hopkins(15)                                                   20,000                         *
Robert M. Oliver(16)                                                      41,900                         *
Robert D. Sanderson(8),(17)                                              350,720                      2.5%
Margaret L. Taylor                                                             0                         *
All executive officers and directors as
     a group - (16 persons)(8),(18)                                    1,027,482                      7.2%

_____
*        Represents holdings of less than one percent.




1. To the Company's knowledge the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

2 Percentages are calculated with respect to a holder of stock options exercisable on or prior to February 28, 2000, as if such holder had exercised such option. Shares deemed issued to a holder of stock options pursuant to the preceding sentence are not included in the percentage calculation with respect to any other stockholder.

3 Includes 247,500 shares held as co-trustee (with F. L. Adams) and as beneficiary under a trust.

4 Includes 1,257,996 shares held by Inger J. Fair and her adult children, Erik E. Fair, Ellen I. Fair, and Christian Fair, as co-trustees and as beneficiaries of The William Rodden Fair and Inger Johanne Fair Revocable Trust, Trust A under The William and Inger Fair Trust Agreement dated 3/28/86, Trust B Non-Exempt under the William and Inger Fair Trust Agreement dated 3/28/86 and The William and Inger Fair Trust C under the William and Inger Fair Trust Agreement dated 3/28/86. Christian Fair, Ellen I. Fair and Erik E. Fair each disclaim beneficial interest in the shares held by the trust except to the extent of such person's pecuniary interest in such trust.

5 Includes 46,830 shares held by Inger J. Fair in an Individual Retirement Account.

6        Includes options for 100 shares.

7        Includes options for 40,000 shares.

8 Includes the shares allocated to such individual's account under the Company's Employee Stock Ownership Plan (amounts have been rounded to the nearest share). Shares allocated to the accounts of listed individuals are also included in the total shown for the Trustees of the Employee Stock Ownership Trust.

9        Includes options for 27,500 shares.

10 Includes options for 25,000 shares. Also includes 2,810 shares held by Mr. Woldrich's minor children. Mr. Woldrich disclaims beneficial ownership of such shares.

11       Includes options for 20,000 shares.

12       Includes options for 22,680 shares.

13       Includes options for 76,000 shares.

14 Includes options for 8,000 shares. Also includes 300 shares held by Mr. Battle's son who resides with him and includes 100 shares held by his sister for whom he has dispositive power. Mr. Battle disclaims beneficial ownership of such shares.

15       Includes options for 20,000 shares.

16 Includes options for 4,000 shares. Also includes 2,000 shares held in an Individual Retirement Account ("IRA") for Dr. Oliver, 4,000 shares held in an IRA by his wife and 31,900 shares held jointly by Dr. Oliver and his wife.

17       Includes options for 2,000 shares.

18       Includes shares included in notes (6), (7), (8), (9), (10), (11), (12),
         (13),  (14),  (15),  (16) and (17) above,  including a total of 265,280 shares subject to options exercisable on or prior to February 28, 2000.

Compensation of Directors and Executive Officers
Directors' Compensation

     In fiscal 1999, non-employee directors other than the Chairman were compensated at the rate of $12,000 per year plus $1,000 for each Board meeting attended. The Chairman is currently compensated at the rate of $100,000 per year for services as Chairman and other consulting work, plus $2,000 for each Board meeting attended. All non-employee directors other than the Chairman are paid $250 per hour for committee meetings and other special assignments. See "Director Consulting Arrangements below."

      At a meeting of the Board of Directors on November 19, 1999, the Compensation Committee recommended and the Board of Directors approved that the non-employee directors, other than the Chairman, be compensated at the rate of $20,000 per year plus $1,000 for each Board meeting attended. This increase in annual compensation would eliminate the hourly fees the non-employee directors billed to the Company for committee meetings and other special assignments. In addition the Board of Directors also approved at the meeting that the non-employee directors who chair standing committees, currently the Audit, Nominating and Compensation committees, receive an additional $5,000 per year. No changes were made to the Chairman's compensation. The Compensation Committee also recommended the adoption of the amendments described below to the Company's 1992 Long-term Incentive Plan with respect to option grants to non-employee directors.

     Currently, under the Company's 1992 Long-term Incentive Plan as amended and restated effective November 25, 1997, members of the Board of Directors who are not employees of the Company ("Outside Directors") receive a grant of 10,000 nonqualified stock options (the "Initial Grant") upon election as an Outside Director and a grant of nonqualified options for 1,000 shares on the date of each annual meeting provided such person has been an Outside Director since the prior annual meeting (the "Annual Grant"). The exercise price of all such options is equal to the fair market value of Common Stock on the date of grant. The Initial Grants vest in 20% increments on each of the first through fifth anniversary dates of such person's election as a director and expire ten years after grant. Annual Grants vest one year after grant and expire five years after grant. All such options granted to an Outside Director are also exercisable in full in the event of the termination of such Outside Director's service because of death, total and permanent disability or voluntary retirement at or after age 65, or a change in control with respect to the Company.

Compensation of Executive Officers

     The following table sets forth the cash and non-cash compensation awarded to, earned by or paid to the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company for services rendered in all capacities to the Company and its subsidiaries during the last fiscal year.

Summary Compensation Table
                               Annual Compensation                Long-term Compensation
                               -------------------                -----------------------
                                                                    Awards          Payouts
                                                                  ----------     --------------
                                                                  Securities       Long-term
                                                                  Underlying     Incentive Plan     All Other
Name                       Year      Salary      Bonus(1)           Options         Payouts(2)    Compensation(3)
---------------------------------------------------------------------------------------------------------------
Larry E. Rosenberger       1999     $245,250    $127,737           22,500         $107,736         $17,982
President and Chief        1998      222,500     125,250           22,500          156,493          18,156
Executive Officer          1997      212,500     137,856           30,000          292,152          18,957

John D. Woldrich           1999     $243,500    $102,505           20,000          $83,380         $16,670
Executive Vice             1998      214,750     101,870           20,000          117,671          17,130
President and Chief        1997      202,500     110,285           27,500          218,591          17,813
Operating Officer

Patrick G. Culhane         1999     $221,250     $92,255           17,500          $62,207         $14,544
Executive Vice             1998      206,250      91,850           17,500           64,109          14,952
President                  1997      191,250      98,298           25,000           79,427          15,162

H. Robert Heller           1999     $201,000     $82,004           10,000          $33,850         $12,513
Executive Vice             1998      191,250      84,335           10,000           19,173          13,024
President                  1997      180,000      91,105           ------            2,644           3,553

Kenneth M. Rapp            1999     $185,750     $70,965           17,500          $12,864          $7,441
Senior Vice                1998      154,500     199,441           12,500            9,792           5,513
President and former       1997      138,998     127,542           15,000           22,536           4,271
President of DynaMark

1 Represents the portion of amounts accrued under the Company's Officers' Incentive Plan which is paid in cash shortly after the end of the fiscal year in which earned, and amounts paid shortly after year-end under other incentive plans. See description under "Compensation Committee Report on Executive Compensation; Incentive Compensation Plans" below.

2        Payments  under the Company's  Officers'  Incentive  Plan for shares of
         "phantom stock" awarded in prior years. See description under "Compensation Committee Report on Executive Compensation; Incentive Compensation Plans" below.

3 Represents the value of employer contributions to the Company's 401(k) Plans, employer contributions to the Company's Supplemental Retirement and Savings Plan, and employer contributions and other allocations to the Company's Employee Stock Ownership Plan. For fiscal 1999, employer 401(k) contributions were $2,770, $2,547, $2,637, $1,000 and $4,800 for
         Messrs. Rosenberger, Woldrich, Culhane, Heller and Rapp, respectively; the value of ESOP contributions allocations and dividends were $7,713, $6,623, $4,406, $4,013 and $2,641 for Messrs. Rosenberger, Woldrich, Culhane, Heller and Rapp, respectively; and the value of Company contributions to the Supplemental Retirement and Savings Plan was $7,500 for each of Messrs. Rosenberger, Woldrich, Culhane and Heller and $0 for Mr. Rapp.

Option/SAR Grants in Last Fiscal Year
                                             Individual Grants
                        ----------------------------------------------------------       Potential Realizable Value
                         Number of     % of Total                                        at Assumed Annual Rates of
                        Securities       Options                                          Stock Price Appreciation
                        Underlying     Granted to                                             for Option Term(2)
                          Options       Employees      Exercise Price   Expiration            ------------------
Name                      Granted    in Fiscal Year       per share        Date                 5%           10%
-------------------------------------------------------------------------------------------------------------------
Larry E. Rosenberger      22,500(1)       2.3%            $37.0625       3/31/09             $524,439    $1,329,032
John D. Woldrich          20,000(1)       2.0%            $37.0625       3/31/09             $466,168    $1,181,362
Patrick G. Culhane        17,500(1)       1.8%            $37.0625       3/31/09             $407,897    $1,033,691
H. Robert Heller          10,000(1)       1.0%            $37.0625       3/31/09             $233,084    $  590,681
Kenneth M. Rapp           17,500(1)       1.8%            $37.0625       3/31/09             $407,897    $1,033,691

1        Granted at fair market value and exercisable in full on March 31, 2002.

2 Assuming 5% and 10% compounded annual appreciation of the stock price over the term of the option, the price of a share of Common Stock would be $60.37 and $96.13, respectively, on March 31, 2009.

Aggregated  Option/SAR  Exercises  in  Last  Fiscal  Year  and  Fiscal  Year-End
Option/SAR Values
                                                             Number of Securities
                                                             Underlying Unexercised        Value of Unexercised In-the-
                            Shares                            Options at FY-End             Money Options at FY-End(2)
                           Acquired            Value          -----------------             -------------------------
Name                      on Exercise        Realized(1)   Exercisable    Unexercisable     Exercisable   Unexercisable
-----------------------------------------------------------------------------------------------------------------------
Larry E. Rosenberger               0         $      0          27,500       75,000           $      0                $0
John D. Woldrich                   0         $      0          25,000       67,500           $      0                $0
Patrick G. Culhane             5,000         $106,637          20,000       60,000           $      0                $0
H. Robert Heller                   0         $      0          66,000       70,000           $203,687                $0
Kenneth M. Rapp                    0         $      0          22,680       48,170           $      0                $0

1 Equal to the market value of the Company's Common Stock on the date the options were exercised, less the exercise price.

2 Based on the closing prices of the Company's Common Stock as reported by the New York Stock Exchange for September 30, 1999 ($28.0625), less the exercise price.

Long-term Incentive Plans--Awards in Last Fiscal Year
                                                  Number of                                 Period Until
Name                                               Shares(1)                                 Payout(2)
------------------------------------------------------------------------------------------------------
Larry E. Rosenberger                                 4,552                                    4 Years
John D. Woldrich                                     3,653                                    4 Years
Patrick G. Culhane                                   3,287                                    4 Years
H. Robert Heller                                     2,922                                    4 Years
Kenneth M. Rapp                                      2,529                                    4 Years

1 Shares of "phantom stock" awarded for fiscal 1999 pursuant to the Company's Officers' Incentive Plan. The number of shares is equal to half of the officer's total incentive award for fiscal 1999 divided by the closing price of the stock on the award date ($28.0625 at September 30, 1999). See the description under "Compensation Committee Report on Executive Compensation; Incentive Compensation Plans" below. Shares of phantom stock are converted into cash at the payout dates at the closing price for the Company's Common Stock on the payout date.

2 The shares of phantom stock will be converted to cash in 25 percent increments as of September 30 in each of the four years following the fiscal year for which they were accrued provided the recipient is still employed by the Company.

Pension Plan

       Until September 30, 1999, the Company maintained the Fair, Isaac Pension Plan (the "Pension Plan") for the benefit of employees of the Company (not including employees of its subsidiaries, DynaMark, Inc. and Risk Management Technologies), including officers and directors who are employees. Effective October 1, 1999, the Pension Plan was frozen as employees of these subsidiaries and others became employees of the Company. No new participants will be admitted to the Pension Plan and no further benefits will accrue under the Pension Plan. Subject to certain age and service requirements, participants in the Pension Plan accrued a right to a retirement income payable monthly for life. The annual benefit is equal to 0.60% of "Final Average Compensation" up to $15,000, plus 1.20% of "Final Average Compensation" in excess of $15,000, multiplied by the years of service up to a maximum of 35 years. "Final Average Compensation" means the highest average compensation for five consecutive years during the last ten years of employment, prior to October 1, 1999. Compensation includes all amounts paid for services. If benefit payments commence between age 55 (the earliest permissible age) and age 65, the amount is actuarially discounted; if benefits commence after age 65, the amount is actuarially increased. The Pension Plan also provides various forms of survivor benefits for a participant's beneficiary and for optional forms of payment with equal actuarial value, including a lump sum.

The following  table  illustrates  the estimated  annual  benefits  payable upon retirement  to an  employee  and  specified  compensation  and years of credited service classifications shown, assuming that the benefits commence at age 65 and are payable in the normal form.  These  calculations are  straight-life  annuity amounts  based on  current  plan  formulae  that are not  reduced  by any Social
Security offsets.
                                                               Years of Credited Service
                                     ------------------------------------------------------------------------------
        Final Average
        Compensation                   15           20           25            30           35           40
-------------------------------------------------------------------------------------------------------------------
          $150,000                   $25,650       $34,200      $42,750      $51,300      $59,850      $64,350
          $175,000                    30,150        40,200       50,250       60,300       70,350       75,600
          $200,000                    34,650        46,200       57,750       69,300       80,850       86,850
          $225,000                    39,150        52,200       65,250       78,300       91,350       98,100
          $250,000                    43,650        58,200       72,750       87,300      101,850      109,350

     The number of years of service credited to each of the named executives as of September 30, 1999 was as follows: Mr. Rosenberger, 24 years; Mr. Woldrich, 26 years; and Mr. Culhane, 13 years; and Mr. Heller 2 years. Mr. Rapp is not eligible and did not participate in the Pension Plan.

     The benefits shown in the foregoing table are based on the current formula applied to all credited service. "Grandfather" provisions related to the prior formula may result in larger benefits attributable to service credited prior to 1995. The Internal Revenue Code limits the amount of compensation which may be taken into account for purposes of determining benefits from a tax-qualified plan (such as a pension plan). The limit in effect during 1999 was $160,000.

Director Consulting Arrangements

     The Company has an agreement with Dr. Oliver under which he has agreed to make himself available to the Company approximately 1,000 hours per year at the rate of $100,000 per year for so long as he remains Chairman of the Company's Board of Directors. The term of the agreement began January 1, 1996 and continues indefinitely until terminated.

Employment Agreements

     The Company has entered into an employment agreement dated August 23, 1999 with Thomas G. Grudnowski, who is serving as the Company's Chief Executive Officer and as a director since December 2, 1999. The agreement has a term of four years, subject to earlier termination under certain circumstances. The agreement provides that during fiscal 2000 Mr. Grudnowski will be paid at an annualized rate of $800,000. Beginning in fiscal 2001, the agreement provides that Mr. Grudnowski will receive an annual salary of $400,000, with an incentive target of $400,000 upon the attainment of certain strategic, business and financial objectives to be mutually determined by Mr. Grudnowski and the Board of Directors. The actual incentive bonus can range from zero to twice the target amount. In connection with the employment agreement, the Company has granted Mr. Grudnowski options to purchase up to 420,000 shares of Common Stock at fair market value as of August 23, 1999. The Company has also granted Mr. Grudnowski options to purchase an additional 40,000 shares of Common Stock at fair market value as of December 3, 1999. The options to purchase Common Stock vest fully upon termination of Mr. Grudnowski without cause, a change in control of the Company or termination owing to Mr. Grudnowski's death or disability. The agreement further provides that if the Company should terminate Mr. Grudnowski's employment without cause, then the Company will pay Mr. Grudnowski, among other things, twice Mr. Grudnowski's then base salary and twice the incentive award granted by the Company to Mr. Grudnowski for the period immediately prior to termination.

Compensation Committee Interlocks and Insider Participation

     A. George Battle and Guy R. Henshaw served as the members of the Company's Compensation Committee for the fiscal year ended September 30, 1999. Messrs. Battle and Henshaw are non-employee Directors of the Company and had no other relationship with the Company for the fiscal year ended September 30, 1999. None of the Executive Officers of the Company had any "interlock" relationships to report during the fiscal year ended September 30, 1999. Bryant J. Brooks also served as a member of the Compensation Committee until his death on March 8, 1999.

Compensation Committee Report on Executive Compensation

     The Compensation Committee of the Board of Directors is composed entirely of directors who are not employees of the Company. The Committee determines all aspects of the compensation of the Company's executive officers, and also administers the Company's 1992 Long-term Incentive Plan under which grants of stock options or restricted stock may be awarded to any employee.

     The primary objectives of the Company's executive compensation program are to provide a level of compensation that will attract and retain well qualified executives, to structure their compensation packages so that a significant portion is tied to achieving targets for revenue growth and operating margin, and to align their interests with those of the Company's stockholders through the use of stock-based compensation.

     In fiscal 1999, the Company's executive compensation program consisted of three main components: annual base salary, participation in the Company's Officers' Incentive Plan, and the opportunity to receive awards of stock options or restricted stock. The executive officers were eligible for the same benefits available generally to the Company's employees, including group health and life insurance and participation in the Company's pension, employee stock ownership and 401(k) plans. The Company also maintained a Supplemental Retirement and Savings Plan for the benefit of certain highly compensated employees, including most executive officers.

Annual Base Salary

     The Compensation Committee determines the annual base salary of each of the Company's executive officers, including the Chief Executive Officer. The same principles are applied in setting the salaries of all officers to ensure that salaries are equitably established. Salaries are determined annually by considering the officer's duties and responsibilities within the Company and business unit, the officer's ability to impact the operations and profitability of the Company, and the officer's experience and past performance.

Officer Incentive Plan

     Substantially all of the Company's employees participate in incentive plans based on the Company's performance with respect to goals for revenue growth and operating margin set by the Board of Directors for each fiscal year. An incentive compensation target amount is determined for each participant at the beginning of the fiscal year. The ratio of incentive plan target to base salary increases with the level of the employee's responsibilities and ranges from four percent for non-exempt employees to more than 65 percent for the Chief Executive Officer. The Compensation Committee sets the incentive compensation targets for each of the executive officers. Compensation increases for executive officers in recent years have primarily resulted from increases in incentive plan targets, reflecting the Committee's emphasis on performance-based pay. After the conclusion of the fiscal year, the target amount for each participant is multiplied by a factor based on the Company's actual performance with respect to the revenue growth and operating margin goals previously established by the Board to establish his or her incentive award for the year. During fiscal 1999, operating margin received three times the weight given to revenue growth and awards could range from zero to three times the target amount. For fiscal 1999, the operating margin was adjusted to eliminate the adverse affect of an accounting change which the Company adopted as of July 1, 1999. During fiscal 2000, income growth and operating margin will receive equal weight and awards can range from zero to twice the target amount.

     In fiscal 1999, all officers received 50 percent of their incentive awards in cash shortly after the end of the fiscal year. The remaining 50 percent is paid in the form of shares of "phantom stock" based on the market price of the Company's Common Stock at the end of the fiscal year. Those shares of phantom stock are converted to cash payments, in 25 percent increments, at the end of each of the succeeding four fiscal years (assuming the officer remains employed by the Company or is retired from the Company), based on the market price of the Company's stock at the end of each of those years. The Company has decided not to continue the "phantom stock" feature of the plan in fiscal 2000 and succeeding years and has offered participants from prior years the option of an early payout based on the market value of the stock on December 21, 1999.

Options and Restricted Stock

     The Committee may award options to purchase the Company's Common Stock or shares of restricted stock to any employee, including the executive officers, under the Company's 1992 Long-term Incentive Plan. The exercise price for all options granted under this Plan must be at least equal to the fair market value of the shares on the date of grant. In addition to the level of responsibility and performance of the recipient, the Committee takes previous grants of options and restricted stock into consideration in making such awards. Awards of options were made to Messrs. Rosenberger, Woldrich, Culhane, Heller and Rapp in fiscal 1999 and are reflected in the Option/SAR Grants in Last Fiscal Year Table and Aggregated Option/SAR Exercises in Last Fiscal Year Table and Fiscal Year-End Option/SAR Values Table above.

Limits on Tax-Deductible Compensation

     The Committee believes that for fiscal 1999 it is highly unlikely that the combination of base salary, Officer Incentive Plan cash awards, and payments for shares of phantom stock for any executive officer would exceed $1 million in any year and currently has no plans to amend the officers' incentive plan to ensure deductibility for federal tax purposes of any "excess" amounts. The Committee believes that the 1992 Long-term Incentive Plan meets the rules currently in effect so that compensation arising from the exercise of options granted under that plan will be deductible by the Company. The Committee believes it is highly unlikely that any combination of grants of restricted stock that will be awarded under that plan and other compensation will exceed $1 million for a single individual in any given year. The 420,000 options granted to Mr. Grudnowski and 50,000 options granted to Henk J. Evenhuis, the Company's new Chief Financial Officer, as part of inducements to accept employment with the Company do not qualify for the exemption from Section 162(m) of the Internal Revenue Code and may thus result in compensation to Messrs. Grudnowski and Evenhuis which is not deductible by the Company.

CEO Compensation

     The amounts of Mr. Rosenberger's base salary and incentive plan target for fiscal 1999 were established by the Compensation Committee using the criteria discussed above. Mr. Rosenberger's base salary for fiscal 1999 was $245,250, compared with a base of $222,500 for fiscal 1998. His incentive plan target for fiscal 1999 was $162,000 which represented an increase of $12,000 over 1998. Because the Company's revenue growth of 13 percent and operating margin of 16.7 percent (when adjusted for the accounting change noted above) exceeded the goals set by the Board for 1999, Mr. Rosenberger's total incentive award for the year was $255,474. Of that amount, 50 percent was paid in cash shortly after the end of the year and is shown in the Summary Compensation Table under the column captioned "Annual Compensation; Bonus." The remainder was awarded in the form of shares of "phantom stock" as explained above which will become payable in 25 percent increments after each year during the four year period ending September 30, 1999 through 2002, based on the stock price on those dates subject to the early payout election described above. Amounts shown under the caption "Long-term Incentive Plan Payouts" reflect payments for phantom shares awarded in prior years.

                                A. George Battle
                                 Guy R. Henshaw

Performance Graph

     In accordance with SEC rules, the following table shows a line-graph presentation comparing cumulative five-year stockholder returns on an indexed basis with a broad equity market index and either a nationally recognized industry standard or an index of peer companies selected by the Company. The Company has selected the Center for Research in Security Prices ("CRSP") Total Return Index for the S&P 500 Stocks for the broad equity index, and a self-determined group of peer companies.

     The peer group consists of Acxiom Corporation; American Management Systems, Inc.; Barra, Inc.; HNC Software Inc.; and Inference Corporation. The Company does not believe there are any publicly traded companies which compete with the Company across the full spectrum of its product and service offerings. The companies in the peer group represent a variety of information and decision service providers and software developers which are in the same order of magnitude as the Company in revenue and market capitalization. Barra, Inc. is headquartered near the Company's headquarters and competes with the Company for available technical staff.

Comparison of Five Year Cumulative Return

                                                          CRSP Index     Self-determined
Measurement Period        Fair, Isaac and Company,        for S&P 500    Peer Group
(Fiscal year covered)     Incorporated                    Stocks         Index
----------------------------------------------------------------------------------------
       9/94                     100.0                        100.0            100.0
       9/95                     164.3                        129.9            184.0
       9/96                     220.1                        156.4            311.1
       9/97                     251.9                        219.8            267.9
       9/98                     190.4                        240.5            321.9
       9/99                     160.4                        307.8            283.9

     The returns shown assume $100 invested on September 30, 1994 in the Company's stock, the CRSP Indices for the S&P 500 Stocks (U.S. Companies) and the peer group indices, with reinvestment of dividends. The reported dates are the last trading dates of the Company's fiscal year which ends on September 30.

Proposal to Adopt the Fair, Isaac and Company, Incorporated Employee Stock Purchase Plan

    At the Annual Meeting, the stockholders are being asked to approve the adoption of the Company's Employee Stock Purchase Plan as set forth in Appendix A to this Proxy Statement (the "Plan") and as unanimously adopted the Board of Directors on November 19, 1999, subject to stockholder approval.

Overview of the Employee Stock Purchase Plan

    The following is a summary of certain features of the Plan, but the summary is qualified in its entirety by reference to the full text of the Plan. All capitalized terms not defined in this Proxy Statement have the meanings set forth in the Plan.

Purpose

    The purpose of the Plan is to furnish to the Company's employees an incentive to advance the best interests of the Company by providing a way for employees to purchase Common Stock of the Company ("Shares") at a favorable price and on favorable terms. In the opinion of the Company, the Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Shares Subject to the Employee Stock Purchase Plan

    The Plan provides for the issuance, upon purchase by its employees, of up to an aggregate of 1,500,000 Shares (subject to adjustment in the event of stock splits and certain other corporate events, as described under "Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale"). Such Shares may be unissued or reacquired Shares or Shares bought on the market for purposes of the Plan. To the extent Shares are set aside for purchase by employees at the beginning of a purchase period but are not purchased by such employees, those Shares will again be available for purchase under the Plan.

Administration

    Under the terms of the Plan, the Plan will be administered by the Compensation Committee of the Board of Directors (the "Committee"). The
Committee is authorized to (i) interpret the Plan and all rights to purchase Shares, (ii) make rules and determinations, and (iii) correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any right to purchase Shares, as necessary or desirable to administer the Plan. The Committee will not be liable for any decision, determination or action taken in good faith in connection with the administration of the Plan. The Committee will have the authority to delegate routine day-to-day administration of the Plan to such officers and employees of the Company or a third party as the Committee deems appropriate.

Eligibility for Participation

    All employees of the Company and employees of any present or future subsidiary of the Company designated by the Board of Directors as eligible to participate in this Plan, are eligible to participate in the Plan. No employee will have a right to purchase Shares if such employee, immediately after acquiring such right, owns stock with five percent or more of the total combined voting power or value of all classes of stock of the Company. As of the date of this Proxy Statement, the Company has approximately 1,600 employees, about 1,500 of whom will be eligible to participate in the Plan. Non-U.S. employees are not currently eligible to participate in the Plan.

    Employees who elect to participate in the Plan do so by means of payroll deduction. An employee's purchases under the Plan may not exceed either (i) 10% of "eligible compensation" from which the deduction is made or (ii) $25,000 of fair market value of the Shares (determined at the beginning of the Plan year) for any calendar year.

Rights to Purchase Shares

    The purchase price per Share to be paid by each employee on each purchase of Shares will be an amount equal to 85% of the lesser of the fair market value of the Shares on the first day of each Offering Period (currently January 1 and July 1) or on the last day of each Offering Period (currently June 30 and December 31). The fair market value of the Shares will be the per Share price of the last sale of the Shares as reported by the New York Stock Exchange (the "NYSE") on these dates (or, if such date is not a trading date on the NYSE, the last preceding trading date). An employee will not have any rights or privileges of a stockholder of the Company for any Shares subject to the Plan until Shares have been purchased and a certificate for Shares has been issued. The closing market price of the Shares on the NYSE on December 3, 1999 was $42.50.

Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale

    Whenever any change is made in the Shares, by reason of a stock dividend or by reason of subdivision, stock split, reverse stock split, recapitalization, reorganization, combination, reclassification of Shares, or other similar changes, appropriate action will be taken by the Board of Directors to adjust the number of Shares subject to the Plan and the number and purchase price of Shares subject to rights to purchase Shares outstanding under the Plan.

    If the Company is not the surviving corporation in any merger or consolidation (or survives only as a subsidiary of an entity other than a previously wholly owned subsidiary of the Company), or if the Company is to be dissolved or liquidated, then unless a surviving corporation assumes or substitutes new purchase rights for all rights to purchase Shares then outstanding, (i) the date of purchase for all rights outstanding under the Plan will be accelerated to dates fixed by the Board of Directors prior to the effective date of such merger or consolidation or such dissolution or liquidation, and (ii) upon such effective date any unexercised rights to purchase Shares will expire.

Amendment or Termination of the Plan

    The Board of Directors in its discretion may terminate the Plan at any time as to any Shares not then subject to an employee's rights to purchase. The Board of Directors may alter or amend the Plan from time to time, except that any right already granted may not be changed in a way that would impair the rights of an employee without his or her consent. Also, the Board of Directors may not, without the approval of the stockholders of the Company, make any alteration or amendment that would (i) materially increase the benefits accruing to employees under the Plan, (ii) increase the aggregate number of Shares that may be issued under the Plan (other than as prescribed for changes in capitalization as described above), (iii) change the persons eligible to purchase Shares, (iv) cause rights to purchase Shares to fail to meet the requirements of employee stock purchase options as defined in Section 423 of the Code or (v) otherwise modify the requirements as to eligibility for participation in the Plan.

Use of Funds

    All funds received or held by the Company under the Plan will be included in the general funds of the Company free of any trust or other restriction, and may be used for any corporate purpose. No interest will be paid to any employee or credited to his or her account under the Plan.

Federal Income Tax Consequences

    In General. The Plan is not qualified under Section 401(a) of the Code.

    The following summary is based on the applicable provisions of the Code as currently in effect and the income tax regulations and proposed income tax regulations thereunder.

    Status of Rights to Purchase Shares Under the Plan. For tax purposes rights to purchase Shares under the Plan are intended to qualify as employee stock purchase plan options as defined in Section 423 of the Code.

    Tax Consequences of Grant of Right to Purchase Shares Under the Plan. An employee's payroll deductions to purchase Shares are made on an after-tax basis. No federal income tax is imposed on an employee upon the grant of a right to purchase Shares under the Plan. The Company is not entitled to a business expense deduction as a result of the grant of a right to purchase Shares.

    Tax Consequences of Exercise of Right to Purchase Shares Under the Plan. No federal income tax is imposed on an employee upon the purchase of Shares under the Plan. The Company is not entitled to take a business expense deduction as a result of the purchase of Shares under the Plan.

    Tax Consequences of a Qualifying Disposition of Shares. If an employee disposes of Plan Shares (including by way of gift) more than eighteen months after the date of acquisition of the Shares, typically at the end of an Offering Period ("Date of Purchase") or dies while owning Plan Shares, any gain is first recognized as ordinary income up to the lesser of (i) the excess of the fair market value of Shares at the time of disposition over the purchase price of such Shares, or (ii) the excess of the fair market value of Shares at the date the employee made the election to purchase the Shares (typically the beginning of an Offering Period), over the purchase price. The employee's basis in Plan Shares is increased by any ordinary income recognized. Any remaining gain upon disposition is recognized as a long-term capital gain. If the employee disposes of Plan Shares more than eighteen months after the Date of Purchase for less than the Purchase Price, a long-term capital loss is recognized.

    If  an  employee   satisfies  the  long-term  capital  gain  holding  period
requirements discussed above, then the Company will not be allowed a deduction with respect to the employee's disposition of the Shares.

    Tax Consequences of Disqualifying Disposition. If an employee disposes of Plan Shares less than eighteen months after the Date of Purchase, then the employee would be treated as having received, at the time of disposition, compensation taxable as ordinary income. The amount recognized as ordinary income upon such disposition is the difference between the purchase price and the fair market value of Plan Shares at the Date of Purchase. The difference between the basis (the purchase price) of the Plan Shares, increased by any ordinary income recognized, and the selling price of the Plan Shares is a capital gain or loss, short-term or long-term depending on how long the shares are held after the Date of Purchase. In such event, as long as any applicable withholding obligations are satisfied, the Company may claim a deduction for compensation paid at the same time and in the same amount as the ordinary income recognized by the employee.

    Federal Income Tax Rates. Compensation taxable to an employee is generally subject to a maximum income tax rate of 39.6%. Long-term capital gain is generally subject to a maximum effective tax rate of 20%.

    Parachute Payment Sanctions. Certain actions that may be taken by the Board of Directors in relation to the Plan may afford an employee (generally, officers or highly compensated employees) special protections or payments that are contingent on a change in the ownership of the Company, the effective control of the Company or the ownership of a substantial portion of the Company's assets. To the extent triggered by the occurrence of any such event, these special protections or payments may constitute "parachute payments" that, when aggregated with other parachute payments received by the employee, if any, could result in the employee's receiving "excess parachute payments" (a portion of which would be allocated to those protections or payments derived from the right to purchase Shares). The Company would not be allowed a deduction for any such excess parachute payment, and the recipient of the payment would be subject to a nondeductible 20% excise tax upon such payment in addition to income tax otherwise owed with respect to such payment.

Vote Required

      The Board of Directors recommends a vote FOR approval for the adoption of the Fair, Isaac and Company, Incorporated Employee Stock Purchase Plan. The affirmative vote of a majority of the shares present and entitled to vote is required for approval.

Proposal to Amend the Fair, Isaac and Company, Incorporated 1992 Long-term Incentive Plan

      At the Annual Meeting, the stockholders are being asked to approve the adoption of the following amendments to the Company's 1992 Long-term Incentive Plan (the "Plan"), as unanimously adopted by the Board of Directors on November 19, 1999 and subject to stockholder approval:

(a) to provide for an "Initial Grant" of non-qualified stock options ("NSO") to purchase 20,000 shares to any person who first becomes an Outside Director on or after the date of the Company's 2000 annual meeting of stockholders, vesting in increments of 4,000 shares on each of the first through fifth anniversaries of the date of grant;

(b) to make additional grants of options to each person serving as an Outside Director immediately prior to the Company's 2000 annual meeting so that such grants plus the Initial Grant received by such Outside Director shall equal options for 20,000 shares;

(c) on the date of each annual meeting of stockholders on or after January 1, 2000, to make an annual grant to each person who has served as an Outside Director since the prior annual meeting of an NSO covering 5,000 shares which shall be immediately exercisable;

(d) on the date of each annual meeting of stockholders held on or after January 1, 2000, to grant an additional NSO covering 1,000 shares to each Outside Director who chairs a standing committee of the Board of Directors;

(e) to provide that all NSOs granted to an Outside Director on or after the date of the Company's 2000 annual meeting shall become immediately exercisable upon termination of such Outside Director's services for any reason, and shall remain exercisable for a period of 12 months after such termination; and

(f) to provide for a separate pool of 150,000 shares reserved for grants to Outside Directors made on or after the date of the Company's 2000 annual meeting.

    At the same time the Board of Directors adopted these amendments regarding option grants to Outside Directors, the Board adopted the changes in cash compensation for such directors described above under "Director's Compensation."

     The Board of Directors believes that stock-based compensation--particularly stock options--is a valuable component of compensation for executives and outside directors in that it serves to align the interests of directors and management with those of the stockholders. In addition, the ability to grant options is an increasingly essential factor in allowing the Company to be competitive in the recruiting and retaining high quality outside directors. A review of the director compensation practices of other California high-tech companies revealed that the Company's current practice regarding option grants to outside directors is below average for similar companies.

Overview of the 1992 Long-term Incentive Plan

     The following description of the Plan is a summary only. All capitalized terms not defined in this Proxy Statement have the meanings set forth in the Plan. Any stockholder who wishes to review the text of the Plan can obtain a copy by writing to the Company, Attention: Corporate Secretary.

History

      The 1992 Long-term Incentive Plan (the "Plan") was originally adopted by the Company's Board of Directors on November 23, 1992, and approved by the Company's stockholders at the annual meeting held on February 2, 1993. On November 21, 1995, the Board of Directors adopted certain amendments which were approved by the stockholders at the annual meeting held on February 6, 1996. An additional amendment to the Plan to permit certain gifts of non-qualified stock options was adopted by the Board of Directors on December 23, 1996. This amendment did not require stockholder approval. On November 25, 1997, the Board of Directors adopted certain amendments increasing the number of restricted shares, stock units and options available for grant each year. This amendment was approved by the stockholders at the annual meeting held on February 3, 1998.

Purpose

       The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by attracting and retaining eligible individuals with exceptional qualifications, by encouraging such individuals to focus on long-range objectives, and by linking participants directly to stockholder interests through increased stock ownership. Awards made under prior plans will continue to be administered in accordance with those plans.

Types of Awards

     The Plan provides for awards in the form of restricted shares, stock units or options which may be granted in tandem with stock appreciation rights ("SARs"), or any combination thereof. No payment is required upon receipt of an award, except that a recipient of newly issued restricted shares must pay at least the par value of such restricted shares to the Company. The Plan requires that the exercise price of any option granted under the Plan be at least equal to the fair market value of the Company's Common Stock on the date of grant. As of December 3, 1999, the fair market value of the Company's stock (defined by the Plan as the closing price of the Company's Common Stock as reported by the New York Stock Exchange) was $42.50 per share.

Administration and Eligibility

      The Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee selects the individuals who will receive awards, determines the size of any award and establishes any vesting or other conditions. Employees and non-employee directors of the Company (or any subsidiary of the Company) are eligible to participate in the Plan, although incentive stock options ("ISOs") may be granted only to employees. The participation of non-employee Directors of the Company is limited to grants of non-qualified stock options, as described below. There are currently seven non-employee directors and approximately 1,600 employees who are eligible to participate in the Plan.

     The Committee has full discretion to determine the size and condition of any award granted under the Plan, subject to an annual limitation on the total number of options that may be granted to any individual in any fiscal year. Therefore, the awards that will be received by each of the officers named in the Summary Compensation Table above, the executive officers as a group and all other employees under the amended Plan are not presently determinable. Details with respect to Plan awards granted during the last three years to such named officers are presented above in the Summary Compensation Table.

Shares Subject to the Incentive Plan.

     The total number of restricted shares, stock units and options (which may be granted in combination with SARs) currently available for grant under the Plan is currently 670,360 shares. There are options for a total of 2,128,751 shares outstanding, of which 474,856 are currently exercisable and 1,653,895 are not yet exercisable. However, those options would become available for new awards under the Plan if they are forfeited or otherwise terminate prior to exercise. Currently, there are no shares of restricted stock issued under the Plan. In addition, the number of shares that would be available for grants of ISOs during the remaining term of the Plan is 684,485 shares, unless a greater number is subsequently approved by the stockholders. The number of shares available for grant each fiscal year is increased by a number equal to four percent of the number of shares of the Company's Common Stock outstanding on the last day of the preceding fiscal year.

Terms of Awards

     Restricted shares are shares of Common Stock that are subject to forfeiture in the event that the applicable vesting conditions are not satisfied. Restricted shares are nontransferable prior to vesting (except for certain transfers to a trustee). Restricted shares have the same voting and dividend rights as other shares of Common Stock.

     A stock unit represents the equivalent of one share of Common Stock and is nontransferable prior to the holder's death (except for certain transfers to a trustee). Vested stock units will be settled at the time determined by the Committee in the form of cash, Common Stock or a combination thereof. A holder of stock units has no voting rights or other privileges as a stockholder but is entitled to receive dividend equivalents on his or her units equal to the amount of dividends paid on the same number of shares of Common Stock. Dividend equivalents may be converted into additional stock units or settled in the form of cash, Common Stock or a combination thereof. If the time of settlement is deferred, interest or additional dividend equivalents may be credited on the deferred payment.

     Options may include NSOs as well as ISOs intended to qualify for special tax treatment. The exercise price of any option under the 1992 Long-term Incentive Plan must be equal to or greater than the fair market value of the Common Stock on the date of grant. Both NSOs and ISOs may be granted in combination with SARs, or SARs may be added to outstanding NSOs at any time after the grant. A SAR permits the participant to elect to receive any appreciation in the value of the optioned stock directly from the Company, in shares of Common Stock or cash or a combination thereof, in lieu of exercising the option. The Committee has discretion to determine the form in which such payment will be made. The amount payable upon exercise of a SAR is measured by the difference between the market value of the optioned stock at exercise and the option exercise price. Generally, SARs may be exercised at any time after the underlying NSO or ISO vests. Upon exercise of a SAR, the corresponding portion of the related option must be surrendered and cannot thereafter be exercised. Conversely, upon exercise of an option to which a SAR is attached, the SAR may no longer be exercised to the extent that the corresponding option has been exercised. The term of an ISO cannot exceed ten years. ISOs and SARs are nontransferable prior to the optionee's death; NSOs may be transferred to family members (including certain trusts) of the optionee.

Limit on Individual Awards

     The Plan limits the number of options that may be granted to any individual in any fiscal year to 50,000 shares. Under Section 162(m) of the Internal Revenue Code, the Company may not claim a deduction for tax purposes for compensation paid to the Chief Executive Officer and the four other most highly compensated executive officers in excess of $1 million per person per fiscal year. However, compensation arising out of the exercise of NSOs is deductible by the Company without limit if certain conditions are met including approval by stockholders of the material provisions of the Plan (including the number of shares available for grant), administration by a committee composed entirely of outside directors, and a limit on the size of grants to any individual. The Board believes that options granted under the Company's 1992 Long-term Incentive Plan meet all of these conditions.

Non-Employee Directors

     Prior to the proposed amendments, the Plan provided for (a) a grant of options for 10,000 shares to each person who becomes an "Outside Director" on or after February 6, 1996 (the "Initial Grant") and (b) a grant of options for 1,000 shares to each "Outside Director" on the date of the annual meeting of stockholders provided such person has been an "Outside Director" since the prior annual meeting (the "Annual Grants"). Initial Grants vest in 20 percent increments on each of the first through fifth anniversary dates of such person becoming an Outside Director and expire ten years after grant. Annual Grants vest one year after grant and expire five years after grant. An "Outside Director" is defined by the Plan as "a member of the Board who is not a common-law employee of the Company or of a Subsidiary [of the Company]." The Plan further provides that the exercise price of all options so granted to Outside Directors shall be equal to 100 percent of the fair market value of the Company's Common Stock on the date of grant.

Federal Income Tax Consequences of Options

     Neither  the   optionee   nor  the  Company  will  incur  any  federal  tax
consequences as a result of the grant of an option. The optionee will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and the Company will receive no deduction when an ISO is exercised. Upon exercising a NSO, the optionee generally must recognize ordinary income equal to the "spread" between the exercise price and the fair market value of Common Stock on the date of exercise; the Company will be entitled to a deduction for the same amount. In the case of an employee, the option spread at the time a NSO is exercised is subject to income tax withholding, but the optionee generally may elect to satisfy the withholding tax obligation by having shares of Common Stock withheld from those purchased under the NSO. The tax treatment of a disposition of option shares depends on how long the shares have been held and on whether such shares were acquired by exercising an ISO or an NSO. The Company will not be entitled to a deduction in connection with a disposition of option shares, except in the case of a disposition of shares acquired under an ISO before the applicable ISO holding period has been satisfied. Awards under the 1992 Long-term Incentive Plan may provide that if any payment (or transfer) by the Company to a recipient would be nondeductible by the Company for federal income tax purposes, then the aggregate present value of all such payments (or transfers) will be reduced to an amount which maximizes such value without causing any such payment (or transfer) to be nondeductible.

Amendment and Adjustment of Grants

     The Committee is authorized, within the provisions of the 1992 Long-term Incentive Plan, to amend the terms of outstanding restricted shares or stock units, to modify or extend outstanding options or to exchange new options for outstanding options, including outstanding options with a higher exercise price than the new options. However, the Company has never "repriced" options previously granted. The 1992 Long-term Incentive Plan provides for appropriate adjustments in the number of shares available for future awards as well as the exercise price of and the number of shares covered by outstanding options in the event of a reclassification, stock split, combination of shares, stock dividend, extraordinary cash dividend or other recapitalization of the Company. In the event of a merger, awards will be subject to the agreement of merger or reorganization.

Amendment and Termination of Plan

     The Board of Directors may amend the 1992 Long-term Incentive Plan at any time and in any respect, subject to stockholder approval if required by law. The 1992 Long-term Incentive Plan will remain in effect until terminated by the Board of Directors, except that, under the Plan as amended in 1997, no ISO may be granted after November 24, 2007.

Vote Required and Effective Date

     The Board of Directors recommends a vote FOR approval of the proposed amendments to the Plan so that the Company will have a sufficient number of shares available for option grants in order to remain competitive in recruiting and retaining well-qualified outside directors.

     The affirmative vote of a majority of the shares present and entitled to vote is required for approval. The amendments to the Plan will become effective upon approval by the stockholders.

Ratification of Independent Auditors

     Upon the recommendation of the Audit Committee, the Board of Directors has appointed the firm of KPMG LLP as the Company's independent auditors for the Company's current fiscal year ending September 30, 2000. KPMG LLP has served as the Company's independent auditors since May, 1991. Representatives of KPMG LLP are expected to be present at the Company's Annual Meeting with the opportunity to make statements and/or respond to appropriate questions from stockholders present at the meeting.

     The Board of Directors recommends a vote FOR the ratification of KPMG LLP as the Company's independent auditors. The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this matter is required for ratification.

Other Business

     The Board of Directors does not know of any business to be presented at the Annual Meeting other than the matters set forth above, but if other matters properly come before the meeting it is the intention of the persons named in the proxies to vote in accordance with their best judgment on such matters.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules of the Securities and Exchange Commission (the "Commission") thereunder require the Company's directors, executive officers and persons who own more than ten percent of the Company's Common Stock to file reports of their ownership and changes in ownership of Common Stock with the Commission. Personnel of the Company generally prepare these reports on the basis of information obtained from each director, officer and greater than ten percent owner. Based on such information, the Company believes that all reports required by Section 16(a) of the Exchange Act to be filed by its directors, executive officers and greater than ten percent owners during the last fiscal year were filed on time except that Mrs. Fair, a ten percent owner, inadvertently failed to report 68,830 shares that were owned by her late husband through the Company's Employee Stock Ownership Plan. Upon Mr. Fair's death, these shares were rolled over into an IRA and became reportable by Mrs. Fair. Upon Mrs. Fair's becoming aware that these shares were not reported, Mrs. Fair promptly amended her filing to include these shares. In addition, Mrs. Fair had a late filing for the sale of 900 shares in June 1999 from a sale inadvertently omitted by her broker in a monthly accounting report. Mrs. Fair promptly amended her filing to correct the omission.

Submission of Proposals of Stockholders

     Proposals of stockholders intended to be presented at the Company's 2001 Annual Meeting of Stockholders must be received at the Corporate Secretary's
Office,  200 Smith  Ranch  Road,  San Rafael,  California  94903,  no later than
September 1, 2000, to be considered for inclusion in the proxy statement and form of proxy for that meeting.

     In order for business, other than a stockholder proposal included in the Company's proxy statement and form of proxy, to be properly brought before the 2001 Annual Meeting by a stockholder, the stockholder must give timely written notice thereof to the Corporate Secretary of the Company and must otherwise comply with the Company's Bylaws. The Company's Bylaws provide that, to be timely, a stockholder's notice must be received by the Corporate Secretary at the Company's principal executive offices no less than 60 days nor more than 90 days prior to the scheduled date of the annual meeting. If the Company gives less than 70 days' notice or prior public disclosure of the scheduled meeting date, then, to be timely, the stockholder's notice must be received no later than the earlier of (i) the close of business on the tenth day following the day on which such notice was mailed or such disclosure was made, whichever occurs first, and (ii) two days prior to the scheduled meeting date.

                                          By Order of the Board of Directors

                                          Peter L. McCorkell
                                          Executive Vice President and Secretary

Dated: December 30, 1999

                                   APPENDIX A

                      FAIR, ISAAC AND COMPANY, INCORPORATED

                        1999 Employee Stock Purchase Plan

FAIR, ISAAC AND COMPANY, INCORPORATED
1999 Employee Stock Purchase Plan
1.     Purpose....................................................................................................1

2.     Definitions................................................................................................1

3      Eligibility................................................................................................3

4.     Offering Periods...........................................................................................3

5.     Participation..............................................................................................3

6      Payroll Deductions.........................................................................................4

7.     Grant of Options...........................................................................................5

8.     Exercise of Option.........................................................................................5

9      Delivery of Shares; Participant Accounts...................................................................5

10.    Withdrawal of Payroll Deductions or Shares; Termination of Employment......................................6

11.    Interest...................................................................................................7

12.    Stock......................................................................................................7

13.    Administration.............................................................................................7

14.    Designation of Beneficiary.................................................................................8

15.    Transferability............................................................................................8

16.    Use of Funds...............................................................................................8

17.    Reports....................................................................................................9

18.    Adjustments Upon Changes in Capitalization, Dissolution, Liquidation,
       Merger or Asset Sale.......................................................................................9

19.    Amendment or Termination...................................................................................9

20.    Notices...................................................................................................10

21.    Conditions Upon Issuance of Shares........................................................................10

22.    Plan Effective Date and Stockholder Approval..............................................................10

    FAIR, ISAAC AND COMPANY, INCORPORATED

    1999 Employee Stock Purchase Plan

       1. Purpose. The purpose of this 1999 Employee Stock Purchase Plan (the "Plan") is to provide employees of Fair, Isaac and Company, Incorporated (the "Company") and its Designated Subsidiaries with an opportunity to purchase Stock of the Company through accumulated payroll deductions, enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company's stockholders. It will also provide a benefit that will assist the Company in competing to attract and retain employees of high quality. It is the intention of the Company that the Plan qualify as an "employee stock purchase plan" under Section 423 of the Code. Accordingly, the provisions of the Plan shall be construed in a manner consistent with the requirements of that Section of the Code.

       2. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms as defined in Section 1 hereof:

              (a) "Account" means the account maintained on behalf of the participant by the Custodian for the purpose of investing in Stock and engaging in other transactions permitted under the Plan.

              (b) "Administrator" means the person or persons designated to administer the Plan under Section 13(a).

              (c)   "Board" means the Company's Board of Directors.

              (d) "Code" means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

              (e)   "Committee"   means  the   Compensation   Committee  of  the
                    Company's Board of Directors.

              (f) "Compensation" means all gross earnings and commissions, including payments for overtime, shift premium, incentive compensation, incentive payments, bonuses and other cash compensation, but excluding grants of options , restricted stock, stock appreciation rights and payments for severance.

              (g) "Custodian" means a custodian or any successor thereto as appointed by the Board from time to time.

              (h) "Designated Subsidiaries" means the Subsidiaries which have been designated by the Board from time to time in its sole discretion as eligible to have their Employees participate in the Plan.

              (i) "Employee" means any individual who is a common law employee of the Company or a Designated Subsidiary.

              (j) "Enrollment Date" means the first day of the next Offering Period.

              (k)   "Exercise Date" means the last day of each Offering Period.

              (l) "Fair Market Value" means the fair market value of a share of Stock as determined by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock as of any given date shall be the last trade price of a share of Stock reported on a consolidated basis for securities listed on the New York Stock Exchange for trades on the date as of which such value is being determined or, if that day is not a Trading Day, then on the latest previous Trading Day.

              (m) "Offering Period" means the approximately six-month periods commencing (a) on the first Trading Day on or after January 1 and terminating on the last Trading Day in the following June, and (b) on the first Trading Day on or after July 1 and terminating on the last Trading Day in the following December. The beginning and ending dates and duration of Offering Periods may be changed pursuant to Section 4 of the Plan.

              (n) "Purchase Price" means an amount equal to 85% of the Fair Market Value of a share of Stock on the Enrollment Date or 85% of the Fair Market Value of a share of Stock on the Exercise Date, whichever is lower.

              (o) "Reserves" means the number of shares of Stock covered by all options under the Plan which have not yet been exercised and the number of shares of Stock which have been authorized for issuance under the Plan but which have not yet become subject to options.

              (p) "Stock" means the Company's Common Stock, and such other securities as may be substituted (or resubstituted) for Stock pursuant to Section 18 hereof.

              (q) "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

              (r) "Trading Day" means a day on which the New York Stock Exchange is open for trading.

       3.     Eligibility.

              (a) All Employees (as determined in accordance with Section 2(i) hereof) of the Company or a Designated Subsidiary on a given Enrollment Date shall be eligible to participate in the Plan.

              (b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose Stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries accrue at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

              (c) All participants in the Plan shall have equal rights and privileges (subject to the terms of the Plan) with respect to options outstanding during any given Offering Period.

       4. Offering Periods. The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after January 1 and July 1 of each year following the initial Offering Period, or on such other date as the Committee shall determine, and continuing thereafter until terminated in accordance with Section 19 hereof. The Committee shall have the power to change the beginning date, ending date, and duration of Offering Periods with respect to future offerings without stockholder approval if such change is announced at least five days prior to the scheduled beginning of the first Offering Period to be affected thereafter, provided that Offering Periods will in all cases comply with applicable limitations under Section 423(b)(7) of the Code.

       5.     Participation.

              (a) Any  person  who  will  be an  eligible  Employee  on a  given
                  Enrollment  Date  may  become  a  participant  in the  Plan by completing a subscription agreement authorizing payroll deductions and filing it with the Administrator at least 15 days prior to such Enrollment Date.

              (b) Payroll  deductions  for a participant  shall  commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

       6.     Payroll Deductions.

              (a) At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount from 1% to 10% of the Compensation which he or she receives for each pay period during the Offering Period.

              (b) All payroll deductions made for a participant shall be credited to his or her Account under the Plan. Payroll deductions shall be withheld in whole percentages only, unless otherwise determined by the Committee. A participant may not make any additional payments into such Account.

              (c) A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may decrease the rate of his or her payroll deductions during the
                    Offering Period, by completing and filing with the Administrator a new subscription agreement authorizing a change in payroll deduction rate. Unless otherwise authorized by the Committee, a participant may not change his or her payroll deduction rate more than once during any Offering Period. The change in rate shall be effective with the first payroll period following 10 business days after the Administrator's receipt of the new subscription agreement unless the Company elects to process a given change in participation more quickly. A participant's subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

              (d) The foregoing notwithstanding, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant's payroll deductions may be terminated at such time during any Offering Period which is scheduled to end during the current calendar year (the "Current Offering Period") that the aggregate of all payroll deductions accumulated with respect to the Current Offering Period equal $21,250 (or such other limit as may apply under Code Section 423(b)(8)). Payroll deductions shall recommence at the rate provided in such participant's subscription agreement (as previously on file or as changed prior to the recommencement date in accordance with Section 6(c)) at the beginning of the next Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10 hereof.

              (e) The Company or any Designated Subsidiary is authorized to withhold from any payment to be made to a participant, including any payroll and other payments not related to the Plan, amounts of withholding and other taxes due in connection with any transaction under the Plan, including any disposition of shares acquired under the Plan, and a participant's enrollment in the Plan will be deemed to constitute his or her consent to such withholding. At the time of a participant's exercise of an option or disposition of shares acquired under the Plan, the Company may require the participant to make other arrangements to meet tax withholding obligations as a condition to exercise of rights or distribution of shares or cash from the participant's Account. In addition, a Participant may be required to advise the Company of sales and other dispositions of Stock acquired under the Plan in order to permit the Company to comply with tax laws and to claim any tax deductions to which the Company may be entitled with respect to the Plan.

       7. Grant of Options. On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Date of such Offering Period, at the applicable Purchase Price, up to a number of shares of Stock determined by dividing such Employee's payroll deductions accumulated prior to such Exercise Date and retained in the Participant's Account as of the Exercise Date by the applicable Purchase Price; provided that such purchase shall be subject to the limitations set forth in Sections 3(b) and 12 hereof. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. To the extent not exercised, the option shall expire on the last day of the Offering Period.

       8. Exercise of Option. Participant's option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. Shares purchased shall include fractional shares calculated to at least three decimal places, unless otherwise determined by the Committee. If fractional shares are not to be purchased for a participant's Account, any payroll deductions accumulated in a participant's account not sufficient to purchase a full share shall be retained in the participant's account for the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 hereof. During a participant's lifetime, a participant's option to purchase shares hereunder is exercisable only by him or her.

       9.     Delivery of Shares; Participant Accounts.

              (a) At or as promptly as practicable after the Exercise Date for an Offering Period, the Company will deliver the shares of Stock purchased to the Custodian for deposit into the participant's Account.

              (b) Cash dividends on any Stock credited to a participant's Account will be automatically reinvested in additional shares of Stock; such amounts will not be available in the form of cash to participants. All cash dividends paid on Stock credited to participants' Accounts will be paid over by the Company to the Custodian at the dividend payment date. The Custodian will aggregate all purchases of Stock in connection with the Plan for a given dividend payment date. Purchases of Stock for purposes of dividend reinvestment will be made as promptly as practicable (but not more than 30 days) after a dividend payment date. The Custodian will make such purchases, as directed by the Committee, either
                    (i) in transactions on any securities exchange upon which Stock is traded, otherwise in the over-the-counter market, or in negotiated transactions, or (ii) directly from the Company at 100% of the Fair Market Value of a share of Stock on the dividend payment date. Any shares of Stock distributed as a dividend or distribution in respect of shares of Stock or in connection with a split of the Stock credited to a participant's Account will be credited to such Account. In the event of any other non-cash dividend or distribution in respect of Stock credited to a participant's Account, the Custodian will, if reasonably practicable and at the direction of the Committee, sell any property received in such dividend or distribution as promptly as practicable and use the proceeds to purchase additional shares of Common Stock in the same manner as cash paid over to the Custodian for purposes of dividend reinvestment.

              (c) Each participant will be entitled to vote the number of shares of Stock credited to his or her Account (including any fractional shares credited to such Account) on any matter as to which the approval of the Company's stockholders is sought. If a participant does not vote or grant a valid proxy with respect to shares credited to his or her Account, such shares will be voted by the Custodian in accordance with any stock exchange or other rules governing the Custodian in the voting of shares held for customer accounts. Similar procedures will apply in the case of any consent solicitation of Company stockholders.

       10.   Withdrawal  of  Payroll   Deductions  or  Shares;   Termination  of
Employment.

              (a) If a participant decreases his or her payroll deduction rate to zero during an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Administrator a new subscription agreement.

              (b) Upon a participant's ceasing to be an Employee for any reason (including upon the participant's death), he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant's Account during the Offering Period but not yet used to exercise the option shall be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 14 hereof, and such participant's option shall be automatically terminated.

              (c) Following the completion of two years from the first day of an Offering Period, a participant may elect to withdraw shares of Stock acquired during such Offering Period from his or her Account in certificated form or to transfer such shares from his or her Account to an account of the participant maintained with a broker-dealer or financial institution. During the first two years from the first day of the Offering Period, all sales and transfers shall only be effectuated by the Custodian on the participant's behalf. If a participant elects to withdraw shares, one or more certificates for whole shares shall be issued in the name of, and delivered to, the participant, with such participant receiving cash in lieu of fractional shares based on the Fair Market Value of a share of Stock on the date of withdrawal. If shares of Stock are transferred from a participant's Account to a broker-dealer or financial institution that maintains an account for the participant, only whole shares shall be transferred and cash in lieu of any fractional share shall be paid to such participant based on the Fair Market Value of a share of Stock on the date of transfer. A Participant seeking to withdraw or transfer shares of Stock must give instructions to the Custodian in such manner and form as may be prescribed by the Committee and the Custodian, which instructions will be acted upon as promptly as practicable. Withdrawals and transfers will be subject to any fees imposed in accordance with Section 10(e) hereof.

              (d) Upon termination of employment of a participant for any reason, the Custodian will continue to maintain the participant's Account until the earlier of such time as the participant withdraws or transfers all Stock in the Account or two years after the participant ceases to be employed by the Company and its Subsidiaries. At the expiration of such two-year period, the assets in Participant's account shall be withdrawn or transferred as elected by the Participant or, in the absence of such election, as determined by the Committee.

              (e)   Costs and  expenses  incurred in the  administration  of the
                    Plan and maintenance of Accounts will be paid by the Company, including annual fees of the Custodian and any brokerage fees and commissions for the purchase of Stock upon reinvestment of dividends and distributions. The foregoing notwithstanding, the Custodian may impose or pass through a reasonable fee for the withdrawal of Stock in the form of stock certificates (as permitted under Section 10(c)), and reasonable fees for other services unrelated to the purchase of Stock under the Plan, to the extent approved in writing by the Company and communicated to participants. In no circumstance shall the Company pay any brokerage fees and commissions for the sale of Stock acquired under the Plan by a participant.

       11. Interest. No interest shall accrue on the payroll deductions of a participant in the Plan

       12.    Stock.

              (a) The maximum number of shares of Stock which shall be made available for sale under the Plan shall be 1.5 million shares, subject to adjustment as provided in Section 18 hereof. If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable. Any shares of Stock delivered by the Company under the Plan may consist, in whole or in part, of authorized and unissued shares or shares acquired by the Company in the open market. Shares acquired in the open market through dividend reinvestment will not count against the Reserves.

              (b) The participant shall have no interest or voting right in shares purchasable upon exercise of his or her option until such option has been exercised.

       13.    Administration.

              (a) The Plan shall be administered by the Committee except to the extent the Board elects to administer the Plan, in which case references herein to the "Committee" shall be deemed to include references to the "Board." The Committee shall have full and final authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. The Committee may, in its discretion, delegate authority to the Administrator. Every finding, decision and determination made by the Committee or Administrator shall, to the full extent permitted by law, be final and binding upon all parties (except for any reserved right of the Committee to review a finding, decision or determination of the Administrator). The Committee, Administrator, and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any executive officer, other officer or employee of the Company or any Designated Subsidiary, the Company's independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee or Administrator and any officer or employee of the Company or any Designated Subsidiary acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

              (b) The Custodian will act as custodian under the Plan, and will perform such duties as are set forth in the Plan and in any agreement between the Company and the Custodian. The Custodian will establish and maintain, as agent for each Participant, an Account and any subaccounts as may be necessary or desirable for the administration of the Plan.

       14.    Designation of Beneficiary.

              (a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant's Account under the Plan in the event of (i) such participant's death subsequent to an Exercise Date on which the option is exercised but prior to a distribution to such participant of shares or cash then held in the participant's Account or (ii) such participant's death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

              (b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, any shares or cash otherwise deliverable under Section 14(a) shall be delivered to the participant's estate.

       15. Transferability. Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 14 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect.

       16. Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.


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

       17. Reports. An individual Account shall be maintained by the Custodian for each participant in the Plan. Statements of Account shall be given to each participant at least semi-annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased, any remaining cash balance, and other information deemed relevant by the Committee.

       18. Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

              (a) Changes in Capitalization. The Committee shall proportionately adjust the Reserves, and the price per share and the number of shares of Stock covered by each option under the Plan which has not yet been exercised, for any increase or decrease in the number of issued shares of Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Stock, or other extraordinary corporate event which affects the Stock in order to prevent dilution or enlargement of the rights of participants. The determination of the Committee with respect to any such adjustment shall be final, binding and conclusive.

              (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period shall terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee.

              (c) Asset Sale or Merger. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the Committee shall shorten the Offering Period then in progress by setting a new Exercise Date (the "New Exercise Date"). The New Exercise Date shall be before the date of the Company's proposed asset sale or merger. The Committee shall notify each participant in writing, at least ten business days prior to the New Exercise Date, that the Exercise Date for the participant's option has been changed to the New Exercise Date and that the participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

       19.    Amendment or Termination.

              (a) The Board may at any time and for any reason terminate or amend the Plan. Except as provided in Section 18 hereof, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board of Directors by shortening the Offering Period and accelerating the Exercise Date to a date not prior to the date of such Board action if the Board determines that termination of the Plan is in the best interests of the Company and its stockholders. Except as provided in Section 18 and this Section 19, no amendment may make any change in any option theretofore granted which materially adversely affects the rights of any participant, and any amendment will be subject to the approval of the Company's stockholders not later than one year after Board approval of such amendment if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, or if such stockholder approval is necessary in order for the Plan to continue to meet the requirements of Section 423 of the Code, and the Board may otherwise, in its discretion, determine to submit any amendment to stockholders for approval.

              (b) Without stockholder consent and without regard to whether any participant rights may be considered to have been "adversely affected," the Committee shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Stock for each participant properly correspond with amounts withheld from the participant's Compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion are advisable and consistent with the Plan.

       20. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

       21. Conditions. Upon Issuance of Shares. The Company shall not be obligated to issue shares with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

       22. Plan Effective Date and Stockholder Approval. The Plan has been adopted by the Board on November 19, 1999, but shall become effective upon approval by the

Company's stockholders by a vote sufficient to meet the requirements of Section 423(b)(2) of the Code within 12 months after the date the Plan was adopted and prior to the first Exercise Date. In the event stockholders fail to so approve the Plan, all options granted under the Plan shall be canceled, all payroll deductions shall be refunded, and the Plan shall be terminated.


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